                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-105400

                               Province of Ontario
                U.S.$1,000,000,000 5.45% Bonds due April 27, 2016
                                Final Term Sheet
                                 April 20, 2006


Underwriting Agreement dated as of April 20, 2006

         Issuer:                                     Province of Ontario

         Underwriters:

                                                                                          Principal Amount
                                                                                          of Securities to
         Underwriter                                                                          be Purchased
         -----------                                                                          ------------
         BNP Paribas Securities Corp.                                                     U.S.$260,000,000
         CIBC World Markets Corp.                                                              260,000,000
         Citigroup Global Markets Inc.                                                         260,000,000
         RBC Capital Markets Corporation                                                        50,000,000
         The Toronto-Dominion Bank                                                              50,000,000
         ABN AMRO Bank N.V.                                                                     15,000,000
         Barclays Capital Inc.                                                                  15,000,000
         Credit Suisse Securities (USA) LLC                                                     15,000,000
         Deutsche Bank Securities Inc.                                                          15,000,000
         HSBC Securities (USA) Inc.                                                             15,000,000
         Merrill Lynch, Pierce, Fenner & Smith                                                  15,000,000
                         Incorporated
         National Bank Financial Inc.                                                           15,000,000
         Scotia Capital (USA) Inc.                                                              15,000,000
                  Total                                                                 U.S.$1,000,000,000
                                                                                        ==================


         Fiscal Agency Agreement:                    Fiscal Agency Agreement dated as of April 27, 2006
                                                     between the Province of Ontario and The Bank of New
                                                     York, as Fiscal Agent

         Expected Ratings:                           Moody's Aa2; S&P AA; DBRS AA

Title, Purchase Price and Description of Securities

         Title:                                      5.45% Bonds due April 27, 2016

         Aggregate principal amount:                 U.S.$1,000,000,000



         Denomination:                               U.S.$5,000 and integral multiples of U.S.$1,000 for
                                                     amounts in excess of U.S.$5,000

         Price to public:                            99.893% plus accrued interest from April 27, 2006 if
                                                     settlement occurs after that date

         Purchase price (include accrued             99.693% plus accrued interest from April 27, 2006
         interest or amortization, if any):          if settlement occurs after that date

         Proceeds:                                   U.S.$996,760,300 after deducting the underwriting discount and our estimated expenses

         Underwriting discount:                      0.20%

         Maturity:                                   April 27, 2016

         Interest rate:                              5.45%

         Yield to Maturity:                          5.464%

         Interest payment dates:                     Interest for the initial interest period from and
                                                     including April 27, 2006 to, but excluding,
                                                     October 27, 2006 will be payable on October 27,
                                                     2006. Thereafter, interest will be payable in two
                                                     equal semi-annual installments in arrears on
                                                     April 27 and October 27.

         Redemption provisions:                      The Securities will not be redeemable prior to maturity
                                                     unless specified events occur involving Canadian taxation

         Withholding Taxes:                          Principal of and interest on the Securities will be
                                                     payable without withholding or deduction for Canadian
                                                     withholding taxes to the extent described in the
                                                     Preliminary Final Prospectus and Final Prospectus

         Business Days:                              London, New York, Toronto

         Sinking fund provisions:                    None

         Other provisions:                           None



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



         European Economic Area
         Legend:                                     This document does not constitute or form part of any
                                                     offer or invitation to sell these bonds and is not
                                                     soliciting any offer to buy these bonds in any
                                                     jurisdiction where such offer or sale is not permitted.
                                                     This document is, for the purposes of Article 15 of
                                                     Directive 2003/71/EC, not a prospectus but an
                                                     advertisement. In compliance with that Directive, a
                                                     prospectus will be published in due course, subject to
                                                     its approval by the United Kingdom Listing Authority,
                                                     and investors will be able to obtain a copy of such
                                                     prospectus from the office of the Province at the
                                                     Ontario Financing Authority, One Dundas Street West,
                                                     Suite 1400, Toronto, Ontario, Canada M5G 1Z3 and the
                                                     London paying agent, The Bank of New York, One Canada
                                                     Square, London E14 5AL, England. Investors should not
                                                     subscribe for any bonds referred to in this
                                                     advertisement except on the basis of information in that
                                                     prospectus.


The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas toll-free at 1-800-854-5674, CIBC toll-free at 1-800-282-0822 or Citigroup toll-free at 1-877-858-5407.


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